Exhibit 21.1

SUBSIDIARIES OF RENTECH NITROGEN PARTNERS, L.P.

Rentech Nitrogen, LLC, a Delaware limited liability company

Rentech Nitrogen Finance Corporation, a Delaware corporation

Rentech Nitrogen Pasadena Holdings, LLC, a Delaware limited liability company

Rentech Nitrogen Pasadena, LLC, a Delaware limited liability company